EXHIBIT 12
                        HOUSTON LIGHTING & POWER COMPANY
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
           RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (THOUSANDS OF DOLLARS)

                                                                                 Twelve Months Ended December 31,
                                                              ----------------------------------------------------------------------
                                                                 1994            1993           1992          1991           1990
                                                              ----------     -----------      --------     ----------     ----------
Fixed Charges as Defined:

 (1) Interest on Long-Term Debt .........................     $  246,533     $   276,049      $311,208     $  326,722     $  319,713
 (2) Other Interest .....................................          8,493          12,317        19,548         41,216         36,006
 (3) Amortization of (Premium) Discount .................          8,484           7,234         5,346          4,209          4,764
 (4) Interest Component of Rentals Charged
      to Operating Expense ..............................          3,951           4,449         5,116          5,943          5,628
                                                              ----------     -----------      --------     ----------     ----------
 (5) Total Fixed Charges ................................     $  267,461     $   300,049      $341,218     $  378,090     $  366,111
                                                              ==========     ===========      ========     ==========     ==========
Earnings as Defined:

 (6) Net Income .........................................     $  486,764     $   484,223      $509,462     $  518,899     $  476,962
 (7) Cumulative Effect of Change in Accounting ..........          8,200                       (94,180)
                                                              ----------     -----------      --------     ----------     ----------
 (8) Income Before Cumulative Effect of Change
      in Accounting .....................................        494,964         484,223       415,282        518,899        476,962
                                                              ----------     -----------      --------     ----------     ----------
Income Taxes:

 (9) Current ............................................        181,109         113,394       129,611        143,054        143,653
(10) Deferred (Net) .....................................         68,633         123,077        92,575         83,991         56,031
(11) Cumulative Effect of Change in Accounting ..........          4,415                       (48,517)
                                                              ----------     -----------      --------     ----------     ----------
(12) Total Income Taxes Before Cumulative
      Effect of Change in Accounting ....................        254,157         236,471       173,669        227,045        199,684
                                                              ----------     -----------      --------     ----------     ----------
(13) Total Fixed Charges (line 5) .......................        267,461         300,049       341,218        378,090        366,111
                                                              ----------     -----------      --------     ----------     ----------
(14) Earnings Before Income Taxes and Fixed
      Charges (line 8 plus line 12 plus line 13) ........     $1,016,582     $ 1,020,743      $930,169     $1,124,034     $1,042,757
                                                              ==========     ===========      ========     ==========     ==========
Ratio of Earnings to Fixed Charges
  (line 14 divided by line 5) ...........................           3.80            3.40          2.73           2.97           2.85

Preferred Dividend Requirements:

(15) Preferred Dividends ................................     $   33,583     $    34,473      $ 39,327     $   46,187     $   47,753

(16) Less Tax Deduction for Preferred Dividends .........             54              54            56             56             56
                                                              ----------     -----------      --------     ----------     ----------
(17) Total ..............................................         33,529          34,419        39,271         46,131         47,697

(18) Ratio of Pre-Tax Income to Net Income
      (line 8 plus line 12 divided by line 8) ...........           1.51            1.49          1.42           1.44           1.42
                                                              ----------     -----------      --------     ----------     ----------
(19) Line 17 times line 18 ..............................         50,629          51,284        55,765         66,429         67,730

(20) Add Back Tax Deduction (line 16) ...................             54              54            56             56             56
                                                              ----------     -----------      --------     ----------     ----------
(21) Preferred Dividends Factor .........................     $   50,683     $    51,338      $ 55,821     $   66,485     $   67,786
                                                              ==========     ===========      ========     ==========     ==========
(22) Total Fixed Charges (line 5) .......................     $  267,461     $   300,049      $341,218     $  378,090     $  366,111

(23) Preferred Dividends Factor (line 21) ...............         50,683          51,338        55,821         66,485         67,786
                                                              ----------     -----------      --------     ----------     ----------
(24) Total ..............................................     $  318,144     $   351,387      $397,039     $  444,575     $  433,897
                                                              ==========     ===========      ========     ==========     ==========
     Ratio of Earnings to Fixed Charges and
      Preferred Dividends Requirements
      (line 14 divided by line 24) ......................           3.20            2.90          2.34           2.53           2.40
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